EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
SIGNS AGREEMENT WITH DEVON ENERGY CORPORATION

Dallas, Texas – July 21, 2004 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has signed an agreement to acquire certain East Texas midstream natural gas assets of Devon Energy Corporation (AMEX:DVN). The assets include Devon’s Texas Chalk and Madison Systems. The transaction is subject to customary requisite approvals including that required under the Hart-Scott-Rodino Act. The all-cash transaction will be financed through existing credit facilities.

The assets include approximately 1,800 miles of gathering and mainline pipeline systems, four natural gas treating plants, condensate stabilization facilities, fractionation facilities, and an 80 MMcfd gas processing plant.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 6,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 3.8 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from over 300 customer service locations in 31 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Michael L. Greenwood, Vice President — Finance, at 918-492-7272.